KIRKPATRICK & LOCKHART LLP                     1800 Massachusetts Avenue, NW
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June 22, 2000

INVESCO Advantage Series Funds, Inc.
7800 East Union Avenue
Denver, Colorado  80237

Dear Sir or Madam:

     INVESCO Advantage Series Funds, Inc. ("Corporation") is a corporation organized under the laws of the State of Maryland by Articles of Incorporation dated April 19, 2000. You have requested our opinion, as counsel to INVESCO Advantage Series Funds, Inc., as to certain matters regarding the issuance of certain Shares of the Corporation. As used in this letter, the term "Shares" means the shares of common stock of the Corporation that may be issued from the time that Pre-Effective Amendment No. 1 to the Corporations's Registration Statement on Form N-1A ("PEA") becomes effective and has not been superseded by a post-effective amendment that has become effective.

     As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Corporation's Articles of Incorporation and By-Laws and such resolutions and minutes of meetings of the Corporation's Board of Directors as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that State and to the Securities Act of 1933, as amended ("1933 Act"), the Investment Company Act of 1940, as amended ("1940 Act") and the regulations of the Securities and Exchange Commission ("SEC") thereunder.

     Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Corporation and that, when sold, the Shares will have been validly issued, fully paid and non-assessable, provided that (1) the Shares are sold in accordance with the terms contemplated by the PEA, including receipt by the Corporation of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, and (2) the aggregate number of Shares issued, when combined with all other then-outstanding shares, does not exceed the number of Shares that the Corporation is authorized to issue.

     We hereby consent to the filing of this opinion accompanying the PEA when it is filed with the SEC and the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information that is being filed as part of the PEA.

                                   Sincerely,

                                   /s/ Kirkpatrick & Lockhart LLP
                                   KIRKPATRICK & LOCKHART LLP